EXHIBIT 99.1

Global Geophysical Reports Adjusted EPS of $0.05

Backlog Increases to $180 Million

HOUSTON, April 24, 2013 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today reported first quarter adjusted earnings of $0.05 per share (excluding a $13.0 million pre-tax non-cash library impairment charge and $3.0 million in non-recurring pre-tax adjustments for severance related charges and bad debt provisions). Revenues for the first quarter were $83.4 million, up from $55.3 million during the fourth quarter of 2012.  During the first quarter, the company had a loss of $0.31 per share.

Global increased its backlog to $180 million as of March 31, 2013 comprised of $136 million in Proprietary Services and $44 million in Multi-client Services. Backlog at the end of the fourth quarter of 2012 was approximately $101 million, comprised of $35 million in Proprietary Services and $66 million of Multi-client services.

During the first quarter Multi-client cash investments of $28.0 million were matched with pre-commitment revenues of $28.3 million, supporting the company's objective to remain fully pre-funded on its library investments. Global also benefited from a substantial increase in library late sale revenues for the quarter, primarily resulting from the contribution of our previously announced marketing and distribution relationship for our North American on-shore assets.

Global also made progress in its objective of de-levering its balance sheet through Free Cash Flow generation. During the first quarter, Global generated Free Cash Flow of $16.7 million and reduced Net Debt from $318.8 million as of December 31, 2012 to $302.4 million as of March 31, 2013.

We have reached agreement with the current lenders in the Revolving Credit Facility to extend the maturity of the previously scheduled to expire commitment tranche. In connection with that amendment, the overall facility size will be $80.0 million of which $67.5 million matures on April 30, 2014 and $12.5 million matures on September 30, 2013. As of March 31, 2013, borrowings under the facility were $75.6 million. On a pro forma basis, giving effect to this amendment, liquidity as of March 31, 2013 increased to $36.8 million up from $29.3 million as of December 31, 2012.

"We are making progress on the priorities that I outlined for our team," commented Richard White, CEO. "Our growth in backlog corresponded with the plans to alter the revenue mix to a greater weighting of Proprietary Services. We have also geographically diversified our mix of backlog such that each of our three major operating regions represents a comparable share of the order book. As we look forward, we see data acquisition revenues from international operations representing the majority of the company's revenue streams."

"Our previously announced establishment of Europe Africa and Middle East (EAME) headquarters in Dubai is progressing as scheduled. In further support of our effort to expand our international operations, Global is establishing its Latin American headquarters in Rio de Janiero, Brazil. As part of that effort, we expect to broaden our offerings in the region and bring our integrated services platform to key markets. Customers in certain of our Latin American markets, such as Colombia, are already realizing benefits of integrated data acquisition, processing and microseismic services utilizing our proprietary nodal technologies. We continue to observe high levels of bidding and tendering activity within this key region and expect those levels to continue."

"We are pleased with the progress that our team has made in a short period of time; however, much work remains. Global's positioning in the North American market is still in transition. The completion of Multi-client program commitments over the next two quarters will enable data acquisition capacity to be redirected to proprietary programs within the region. The build out of that order book is being managed in an orderly manner with respect to pricing and service differentiation. We expect that effort to take several more quarters."

"The growth of our international order book is also providing visibility to higher levels of asset utilization during the second half of the year. With respect to our overall capacity, our focus remains on securing firmly contracted levels of high utilization well into 2014."

"In summary, our priorities remain unchanged: grow our backlog while transitioning the revenue mix, generate Free Cash Flow and reduce our debt. Our company remains well positioned to offer market leading services to our customers in support of these objectives," concluded White.

First Quarter Results

The following table sets forth our consolidated revenues for the three months ended March 31, 2013 and for the corresponding period of 2012 (amounts in millions):

	Three Month Period Ended
	March 31,
Revenues by Service	(unaudited)
	2013		2012
	Amount	%	Amount	%
Proprietary Services	$ 27.4	33%	$ 64.8	67%
Multi-client Services	56.0	67%	31.3	33%
Total	$ 83.4	100%	$ 96.1	100%

	Three Month Period Ended
	March 31,
Revenues by Area	(unaudited)
	2013		2012
	Amount	%	Amount	%
United States	$ 67.2	81%	$ 49.8	52%
International	16.2	19%	46.3	48%
Total	$ 83.4	100%	$ 96.1	100%

We recorded revenues of $83.4 million for the three months ended March 31, 2013 compared to $96.1 million for the same period ended in 2012, a decrease of $12.7 million, or 13%.

We recorded revenues from Proprietary Services of $27.4 million for the three months ended March 31, 2013, compared to $64.8 million for the same period in 2012, a decrease of $37.4 million, or 58%. Of this amount, the decrease related to our international Proprietary operations was $30.1 million, primarily due to a decrease in our crew activities in Algeria and Brazil. Table 1 provides an analysis of segment margins.

Multi-client Services generated revenues of $56.0 million for the three months ended March 31, 2013 compared to $31.3 million for the same period of 2012, an increase of $24.7 million, or 79%.  The increase was attributable to higher pre-commitment and higher late sale revenues, including $23.3 million from the contribution of our recently announced data distribution relationship. The $56.0 million in Multi-client Services revenues included $27.7 million of late sale revenues and $28.3 million of pre-commitment revenues. This compared to $14.7 million in late sale revenues, $15.6 million of pre-commitment revenues, and $1.0 million in non-cash data swap transactions during the same period of 2012.

Included within operating expenses is Multi-client Services amortization of $47.6 million, of which $13.0 million is attributable to impairment related charges for certain library assets. The average amortization rate for the quarter, excluding impairment related charges was 62%. Gross depreciation expense for the quarter was $9.0 million, of which $1.7 million was capitalized in connection with our Multi-client Services library investments resulting in net depreciation expense of $7.3 million. Table 2 provides a reconciliation of Net Income (Loss) to EBIT, EBITDA and Cash EBITDA (non-GAAP measures).

Selling, General and Administrative Costs for the quarter included $1.7 million in severance related costs, along with a bad debt provision of $1.3 million. Stock based compensation expense for the quarter, excluding amounts reflected in severance related costs, was $1.5 million.

About Global Geophysical Services, Inc.

GGS provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade® seismic data acquisition, Multi-client data library products, micro seismic monitoring, seismic data processing, data analysis, and interpretation services. GGS combines experience, innovation, operational safety, and environmental responsibility with leading edge geophysical technology to facilitate successful E&P execution.  GGS' combined product and service offerings provide the ability to Gain InSight™ in the exploration and production of hydrocarbons. GGS is headquartered in Houston, Texas. To learn more about GGS, visit www.GlobalGeophysical.com.

Forward-Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Global Geophysical expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include but are not limited to statements about business outlook for the year, backlog and bid activity, business strategy, and related financial performance and statements with respect to future events. Such forward-looking statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other information currently available to management and believed to be appropriate.

Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, delays, reductions or cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources, and operational disruptions. Global Geophysical Services Form 10-K for the year ended December 31, 2012, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Global's business, results of operations, and financial condition. These forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategies and liquidity. Although the Company believes that the expectations reflected in such statements are reasonable, the Company can give no assurance that such expectations will be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. We assume no obligation to update any such forward-looking statements.

Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates, proportionate performance of contracts and our valuation of assets, such as seismic data, to be received by us as payment under certain agreements. The realization of our backlog estimates are further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from these projects. Contracts for services are occasionally modified by mutual consent and may be cancelable by the client under certain circumstances. Consequently, backlog as of any particular date may not be indicative of actual operating results for any future period. More information can be found set forth under "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission.

Unless the context otherwise indicates, references in this press release to "Global Geophysical Services," "Global Geophysical," "Global," "GGS," the "Company," "we," "us," "our," or "ours" refer to Global Geophysical Services, Inc. and its direct and indirect subsidiaries.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company believes EBITDA is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the energy industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon, among other factors, accounting methods, book value of assets, capital structure and the method by which assets were acquired. The Company further believes EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from the Company's operating structure. EBITDA is also used as a supplemental financial measure by the Company's management in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

  EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capital commitments;
  EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, our debt;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;
  and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Period Ended
	March 31,
	2013	2012
	(unaudited)

REVENUES	$ 83,409	$ 96,111

OPERATING EXPENSES	72,370	60,694

GROSS PROFIT	11,039	35,417

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	16,040	15,541

INCOME (LOSS) FROM OPERATIONS	(5,001)	19,876

OTHER INCOME (EXPENSE)
Interest expense, net	(8,369)	(7,115)
Foreign exchange gain (loss)	176	(110)
Other expense	(43)	(182)
TOTAL OTHER EXPENSE	(8,236)	(7,407)

INCOME (LOSS) BEFORE INCOME TAXES	(13,237)	12,469

INCOME TAX EXPENSE (BENEFIT)	(1,570)	5,749

INCOME (LOSS) AFTER INCOME TAXES	(11,667)	6,720

NET LOSS, attributable to non-controlling interests	(125)	(210)

NET INCOME (LOSS), attributable to common shareholders	$ (11,542)	$ 6,930

INCOME (LOSS) PER COMMON SHARE
Basic	$ (0.31)	$ 0.19
Diluted	$ (0.31)	$ 0.19

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	37,756	37,039
Diluted	37,756	37,039

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 32,332	$ 23,359
Restricted cash investments	1,650	1,830
Accounts receivable, net	47,422	51,766
Inventory	11,219	11,864
Income and other taxes receivable	1,472	1,472
Prepaid expenses and other current assets	23,343	21,480
TOTAL CURRENT ASSETS	117,438	111,771

MULTI-CLIENT LIBRARY, net	291,197	309,067

PROPERTY AND EQUIPMENT, net	94,093	100,172

GOODWILL	12,381	12,381

INTANGIBLE ASSETS, net	12,369	13,083

OTHER ASSETS	6,063	6,401

TOTAL ASSETS	$ 533,541	$ 552,875

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 48,400	$ 42,597
Current portion of long-term debt	17,198	22,970
Current portion of capital lease obligations	4,449	5,639
Income and other taxes payable	2,280	3,563
Deferred revenue	20,100	22,498
Other payables	1,814	3,059
TOTAL CURRENT LIABILITIES	94,241	100,326

DEFERRED INCOME TAXES, net	24,521	27,073

LONG-TERM DEBT, net of current portion and unamortized discount	311,366	311,250

CAPITAL LEASE OBLIGATIONS, net of current portion	3,402	4,176

NON-CONTROLLING INTERESTS	873	997

OTHER LIABILITIES	981	1,505

TOTAL LIABILITIES	435,384	445,327

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock	481	476
Additional paid-in capital	255,563	253,415
Accumulated deficit	(61,357)	(49,815)
	194,687	204,076
Less: treasury stock	96,530	96,528
TOTAL STOCKHOLDERS' EQUITY	98,157	107,548

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 533,541	$ 552,875

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Month Period Ended
	March 31,
	2013	2012
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss), attributable to common shareholders	$ (11,542)	$ 6,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (net) and amortization expense	55,692	30,218
Non-cash revenue from Multi-client data exchange	--	(932)
Deferred tax expense	(2,551)	4,002
Gain on sale of assets	(2,636)	(9,423)
Other	2,482	1,578
Effects of changes in operating assets and liabilities	4,355	6,554
NET CASH PROVIDED BY OPERATING ACTIVITIES	45,800	38,927

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(4,183)	(9,698)
Investment in Multi-client library	(27,988)	(38,686)
Investment in unconsolidated subsidiary	(50)	(250)
Change in restricted cash investments	180	2,818
Purchase of intangibles	(1,455)	(2,547)
Proceeds from sale of assets	4,438	14,018
NET CASH USED IN INVESTING ACTIVITIES	(29,058)	(34,345)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments) proceeds from long-term debt	(2,472)	49,741
Net payments on revolving credit facility	(3,500)	(45,940)
Debt issuance costs	--	(1,364)
Principal payments on capital lease obligations	(1,964)	(1,775)
Purchase of treasury stock	(1)	--
Issuances of stock, net	168	219
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(7,769)	881

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,973	5,463

CASH AND CASH EQUIVALENTS, beginning of period	23,359	21,525

CASH AND CASH EQUIVALENTS, end of period	$ 32,332	$ 26,988

Global Geophysical Services
Table 1: Segment Gross Margin Analysis
(In thousands, except percentages)

Three Month Period Ended March 31, 2013 (Unaudited):	Proprietary Services	Multi-client Services	Corporate	Total
Revenues	$ 27,437	$ 55,972	$ --	$ 83,409
Operating expenses (1) (2)	22,684	47,554(3)	2,132	72,370
Gross margin	$ 4,753	$ 8,418	$ (2,132)	$ 11,039
SG&A	--	--	16,040	16,040
Operating income (loss)	$ 4,753	$ 8,418	$ (18,172)	$ (5,001)
Gross margin %	17.3%	15.0%	--	13.2%

Three Month Period Ended March 31, 2012 (Unaudited):
Revenues	$ 64,835	$ 31,276	$ --	$ 96,111
Operating expenses (1) (2)	43,994	22,356	(5,656)	60,694
Gross margin	$ 20,841	$ 8,920	$ 5,656	$ 35,417
SG&A	--	--	15,541	15,541
Operating income (loss)	$ 20,841	$ 8,920	$ (9,885)	$ 19,876
Gross margin %	32.1%	28.5%	--	36.9%

(1) Corporate operating expenses represent gain/loss on sale of assets and depreciation (net) associated with the assets not in utilization during the period.
(2) Multi-client Services operating expenses represent Multi-client amortization expense.
(3) Includes $13.0 million of library impairment charge.

Global Geophysical Services
Table 2: Reconciliation of Net Income (Loss) to EBIT, EBITDA and Cash EBITDA (non-GAAP measures)(1)
(In thousands, except per share amounts)

	Three Month Period Ended
	March 31,
	2013		2012
	(in thousands, except per share amounts)
UNAUDITED	Amount	Per Share (4)	Amount	Per Share (4)

Net income (loss), attributable to common shareholders	$ (11,542)	$ (0.31)	$ 6,930	$ 0.19

Net loss, attributable to non-controlling interests	(125)		(210)
Income tax expense (benefit)	(1,570)		5,749
Interest expense, net	8,369		7,115
EBIT(1)	(4,868)	$ (0.13)	19,584	$ 0.53

Add: Revenue based Multi-client amortization	33,290		19,897
Add: Non-revenue based Multi-client amortization(2)	14,264		2,459
Add: Depreciation (net) and other amortization (3)	8,138		7,862
EBITDA(1)	50,824	$ 1.35	49,802	$ 1.34

Less: Non-cash data swap revenue	--		932
Less: Multi-client cash investment	27,988		38,686
Add: Stock-based compensation expense	1,985		1,440
Cash EBITDA(1)	$ 24,821	$ 0.66	$11,624	$ 0.31

(1) EBIT, EBITDA, Cash EBITDA, EBIT per share, EBITDA per share and Cash EBITDA per share (as defined in the calculations above) are non-GAAP measurements.
(2) Includes library impairment charges and backstop amortization.
(3) Includes amortization of intangibles.
(4) Calculated using diluted weighted average shares outstanding.

Global Geophysical Services
Table 3: Selected Multi-client Services additional data (UNAUDITED)
(In thousands, except amortization rates)

	2010	2011	2012	YTD 2013	Q1-2013	Q1-2012
Multi-client Services revenues (period)
Pre-commitments	$ 109,109	$ 126,002	$ 109,539	$ 28,282	$ 28,282	$ 15,643
Late sales	16,376	48,319	41,641	27,690	27,690	14,701
Subtotal	125,485	174,321	151,180	55,972	55,972	30,344
Non-cash data swaps	9,382	3,113	5,328	--	--	932
Total Revenues	$ 134,867	$ 177,434	$ 156,508	$ 55,972	$ 55,972	$ 31,276

Multi-client Services amortization	$ 92,702	$ 112,668	$ 103,266	$ 47,554	$ 47,554	$ 22,356
Average amortization rate (%)	69%	64%	66%	85%	85%	71%

Revenues (cumulative)
Pre-commitments	$ 147,459	$ 273,461	$ 383,000	$ 411,282	$ 411,282	$ 289,104
Late sales	18,626	66,945	108,586	136,276	136,276	81,646
Subtotal	166,085	340,406	491,586	547,558	547,558	370,750
Non-cash data swaps	18,262	21,375	26,703	26,703	26,703	22,307
Total Revenues	$ 184,347	$ 361,781	$ 518,289	$ 574,261	$ 574,261	$ 393,057

Amortization (cumulative)	$ 130,476	$ 243,144	$ 346,410	$ 393,964	$ 393,964	$ 265,500
Average amortization rate (%)	71%	67%	67%	69%	69%	68%

Multi-client Services investment (period)
Cash	$ 170,755	$ 177,746	$ 165,127	$ 27,988	$ 27,988	$ 38,686
Capitalized depreciation	20,369	16,901	11,329	1,696	1,696	2,958
Non-cash data swaps (1)	10,079	4,360	3,642	--	--	2,205
Total	$ 201,203	$ 199,007	$ 180,098	$ 29,684	$ 29,684	$ 43,849

Investment (cumulative)
Cash	$ 230,277	$ 408,023	$ 573,150	$ 601,138	$ 601,138	$ 446,709
Capitalized depreciation	27,136	44,037	55,366	57,062	57,062	46,995
Non-cash data swaps (1)	18,959	23,319	26,961	26,961	26,961	25,524
Total	276,372	475,379	655,477	685,161	685,161	519,228

Cumulative amortization	130,476	243,144	346,410	393,964	393,964	265,500
Multi-client net book value	$ 145,896	$ 232,235	$ 309,067	$ 291,197	$ 291,197	$ 253,728

Multi-client Services backlog at period end	$ 137,430	$ 122,781	$ 66,018	$ 44,422	$ 44,422	$ 136,835

Multi-client Services deferred balance at period end	$ 41,059	$ 35,774	$ 20,010	$ 17,931	$ 17,931	$ 40,431

Net cash (cash revenue - cash investment), cumulative	$(64,192)	$ (67,617)	$ (81,564)	$ (53,580)	$ (53,580)	$ (75,959)

Pre-commitments minus cash investment, cumulative	$(82,818)	$ (134,562)	$(190,150)	$ (189,856)	$ (189,856)	$(157,605)

(1) Includes non-cash data swap investment recorded as deferred revenue.

Conference Call and Webcast Information

Global Geophysical has scheduled a conference call as detailed below:

Conference Topic: Global Geophysical Services Q1 2013 Earnings Call
Date of Call: Thursday, April 25, 2013
Time of Call: 1:00 p.m. Eastern Time (12:00 p.m. Central; 11:00 a.m. Mountain; 10:00 a.m. Pacific)

Participant Operator Assisted Toll-Free Dial-In Number: (877) 312-5527
Participant Operator Assisted International Dial-In Number: (253) 237-1145

Investors and analysts are invited to participate in the call by phone or via the internet webcast at: http://ir.globalgeophysical.com/.

The webcast from the call will be available for on-demand replay on our investor relations website at: http://ir.globalgeophysical.com/results.cfm

CONTACT: Mathew Verghese
         Chief Financial Officer
         ir@globalgeophysical.com
         Phone: 713-808-1750
         Fax: (713) 972-1008
         www.globalgeophysical.com